Exhibit 10.1

SECOND AMENDED AND RESTATED CONVERTIBLE PROMISSORY NOTE

THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT IS IN EFFECT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. THE HOLDER OF THIS SECURITY IS SUBJECT TO THE TERMS OF THE NOTE PURCHASE AGREEMENT, DATED AS OF MAY 8, 2015 (THE “PURCHASE AGREEMENT”), AMONG IMPAC MORTGAGE HOLDINGS, INC., A MARYLAND CORPORATION (THE “COMPANY”), AND THE PURCHASERS NAMED THEREIN. A COPY OF SUCH PURCHASE AGREEMENT IS AVAILABLE AT THE OFFICES OF THE COMPANY.

SECOND AMENDED AND RESTATED CONVERTIBLE PROMISSORY NOTE DUE 2020

No. __	$_____________

Impac Mortgage Holdings, Inc., a corporation duly organized and existing under the laws of Maryland (herein called the “Company,” which term includes any successor person under the Purchase Agreement), for value received, hereby promises to pay to _____________, or registered assigns, the principal sum of _____________ ($_____________) on or before May 9, 2022 (the “Stated Maturity Date”) in accordance with the terms of this Note. This Note amends and restates in its entirety the Amended and Restated Convertible Promissory Note Due 2020 dated April 15, 2020, which was issued to the holder of this Note pursuant to the Purchase Agreement. Nothing in this Note shall be deemed to waive or otherwise impair any rights or remedies inuring to the benefit of Noteholders pursuant to any of the Financing Documents prior to the date of this Note. Prior to the date hereof, the Company issued to holder a Warrant to Purchase Common Stock of the Company dated as of April 15, 2020. As inducement and partial consideration for the holder to enter into this Note, the Company will prepay a portion of this Note in an amount equal to $________ (the “Partial Prepayment”) and the remaining balance following such Partial Prepayment is as reflected in this Note. The issuance of this Note shall take place simultaneously with, and be conditioned on, the Company’s delivery of the Partial Prepayment to the holder.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: November 9, 2020

IMPAC MORTGAGE HOLDINGS, INC.

By:
Name:
Title:

Attest:

By:
Title:

1.            General. This Note is one of a duly authorized issue of Notes of the Company designated as its Second Amended and Restated Convertible Promissory Notes Due 2020 (the “Notes”), limited in aggregate principal amount to $20,000,000 as of the date hereof, in each case, issued pursuant to the Note Purchase Agreement, dated as of May 8, 2015 (the “Purchase Agreement”), among the Company and the Purchasers named therein, to which Purchase Agreement and all amendments thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company and the Noteholders (including both the Purchasers and subsequent holders of the Notes) and of the terms upon which the Notes are, and are to be, issued and delivered.

Payments of principal and interest on this Note shall be made, in accordance with the Purchase Agreement and subject to applicable laws and regulations, by wire transfer in immediately available funds to such account as any holder hereof shall designate by written instructions received by the Company no less than 5 days prior to any applicable Interest Payment Date (as defined infra) or other applicable payment date hereunder, which wire instructions shall continue in effect until such time as the holder otherwise notifies the Company or such holder no longer is the registered owner of this Note.

2.            Payments of Principal and Interest. The Company promises to pay interest on the outstanding principal amount of this Note from the date of issuance of this Note (or any Predecessor Note), or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly in arrears on March 31, June 30, September 30 and December 31 in each year commencing June 30, 2015 (each, an “Interest Payment Date”) and on the Stated Maturity Date, at an interest rate equal to (i) 7.5% per annum for the period of May 8, 2015 to April 14, 2020 and (ii) 7.0% per annum from April 15, 2020 until the principal hereof is fully repaid; provided, however, that if any Interest Payment Date falls on a date which is not a Business Day, interest due on such Interest Payment Date shall be paid on the Business Day immediately preceding such Interest Payment Date; provided, further, that such interest payment shall include interest accruing to the calendar day immediately preceding such Interest Payment Date. Principal on this Note shall be due and payable in full on the Stated Maturity Date.

To the extent that the payment of such interest shall be legally enforceable, in the event of any Default on this Note, (x) the interest rate borne by this Note shall immediately increase by, and (y) any principal of, or installment of interest on, this Note which is overdue shall bear interest, in each case, at the rate of 2% per annum in excess of the rate of interest then borne by this Note from the date of such Default until cured or waived.

Interest on this Note shall be computed on the basis of a 360 day year of twelve (12) months each comprised of thirty (30) days.

All interest and principal payable on any Interest Payment Date or other applicable payment date hereunder will, as provided in the Purchase Agreement, be paid to the person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the “Regular Record Date”, which shall be the fifteenth calendar day (whether or not a Business Day) immediately preceding such Interest Payment Date or other applicable payment date. Notwithstanding the foregoing, if this Note is issued after a Regular Record Date and prior to the first Interest Payment Date, the record date for the first Interest Payment Date hereunder shall be the original issue date.

3.            Prepayment. This Note may not be prepaid, in whole or in part, without the prior written consent of the holder of this Note, except as expressly permitted by the terms of this Section 3 or by clause (i) of Section 6 of this Note.

(a)           Prepayment Right. The Company shall have the right, but not the obligation, to prepay at any time prior to the Stated Maturity Date all, but not less than all, amounts then owing under all of the Notes, subject to the conditions set forth in this Section 3 (the “Prepayment”).

(b)          Notice of Prepayment. The Company may exercise the right provided in Section 3(a) hereof by delivering written notice (the “Prepayment Notice”) of its election to make the Prepayment, in accordance with the provisions of Section 11.1 of the Purchase Agreement, to the holder of each Note, not less than thirty (30) calendar days prior to the date (which shall be a Business Day) that the Prepayment is to be made (the “Prepayment Date”), and further stating therein:

(i)              the Prepayment Date;

(ii)             the total amount, including the Prepayment Premium (as defined below), payable to such holder with respect to said Note on the Prepayment Date in connection with the Prepayment (the “Total Prepayment Amount”);

(iii)            that, on the Prepayment Date, the Total Prepayment Amount will become due and payable in full to such holder, as proportionally reduced in the event that all or a portion of the outstanding principal under said Note is the subject of a Conversion (as defined below) noticed or elected as described in Section 3(e); and

(iv)            that said Note is to be surrendered to the Company on the Prepayment Date.

(c)           Prepayment Premium. The Company shall pay to the holder of each Note a prepayment premium (the “Prepayment Premium”) on the Prepayment Date, as follows: in the event that the Prepayment is effected prior to the expiration of the thirty (30)-month period following the Closing Date, then the Company shall pay to such holder on the Prepayment Date a Prepayment Premium in an amount equal to the entire amount of interest under said Note through the third (3rd) anniversary of the Closing Date that is forgone by such holder as a result of the occurrence of the Prepayment; in the event that the Prepayment is effected after the expiration of such thirty (30)-month period and prior to the Stated Maturity Date, then the Company shall pay to such holder on the Prepayment Date a Prepayment Premium in an amount equal to the entire amount of the interest under said Note that is forgone by such holder as a result of the occurrence of the Prepayment (x) for a period of six (6) months, or, if shorter, (y) for the period commencing on the Prepayment Date and ending on the Stated Maturity Date.

(d)          Failure to Effectuate Prepayment. In the event that the Company fails to comply with any of its obligations under this Section 3 in attempting to effectuate a purported Prepayment, the subject Prepayment Notice shall thereupon be deemed null and void ab initio for all purposes hereof, and any sums paid to the holder of this Note in connection with such purported Prepayment shall be promptly returned by such holder to the Company, and, if this Note was surrendered to the Company in connection with such purported Prepayment, the Company shall promptly return this Note to such holder.

(e)           Superseding Conversion Notice or Election. In the event that, during the period commencing with the delivery of the Prepayment Notice to the holder of this Note and ending on the day preceding the Prepayment Date, the holder of this Note either delivers a Conversion Notice (as defined below) pursuant to the provisions of Section 5(b) hereof or receives delivery of a Company Conversion Notice (as defined below) pursuant to the provisions of Section 5(d) hereof, or the Electing Holders (as defined below) timely make an election under clause (ii) of Section 6 hereof, then the Prepayment shall be immediately and automatically deemed to apply only to that portion, if any, of the outstanding principal of this Note that is not subject to the Conversion so noticed or elected.

4.            OMITTED.

5.            Conversion.

(a)            Optional Conversion by Holder. Subject to and in accordance with the provisions of this Section 5, at any time after January 1, 2016 and through to and including the Stated Maturity Date, the holder hereof may elect, in its sole discretion, to effect the conversion of all or any portion of the outstanding principal under this Note into shares of the Common Stock (“Conversion”). The number of shares of Common Stock into which the outstanding principal under this Note shall be converted pursuant to this Section 5(a) shall be determined by dividing the amount of such principal the holder hereof has elected to convert by $21.50 (including as adjusted pursuant to the terms of this Section 5, the “Conversion Price”). The Conversion Price, and the number and nature of the securities into which this Note is convertible, are subject to adjustment as provided in Section 5(f) hereof. Upon such Conversion, the entire amount of accrued and unpaid interest (and all other amounts owing) under this Note through the effective date of Conversion shall be immediately due and payable in cash to the holder of this Note, and such date shall thereupon be deemed an Interest Payment Date for purposes of Section 2 hereof.

(b)           Manner of Effecting Section 5(a) Conversion. If the holder hereof elects to effect a Conversion pursuant to Section 5(a) hereof, the holder hereof shall deliver, in accordance with the provisions of Section 11.1 of the Purchase Agreement, a duly executed written notice to the Company of such election specifying the amount of principal to be converted (the “Conversion Notice”), and in such event the Conversion shall be deemed to have been effected at the close of business on the date such Conversion Notice is given. Upon any Conversion of this Note pursuant to Section 5(a) hereof, the rights of the holder hereof with respect to the outstanding principal thereby converted shall cease, and the holder hereof shall thereupon be deemed to have become the holder of record of the shares of Common Stock (or other securities) into which this Note shall have been converted, provided that, if the holder hereof elects to convert only a portion of the outstanding principal pursuant to Section 5(a) hereof, then the Company will promptly deliver a new note to the holder hereof, on the same terms and conditions as this Note, with respect to the portion of the outstanding principal that is not converted (the “New Note”). Concurrently with the delivery of a Conversion Notice, the holder hereof shall surrender this Note to the Company. Promptly upon its receipt of a Conversion Notice, the Company shall (i) deliver to or upon the written order of the holder hereof a certificate or certificates for the number of shares of Common Stock (or other securities) issuable upon such Conversion, (ii) make a cash payment to the holder in respect of any fraction of a share as provided in Section 5(e) hereof and in the amount required pursuant to the last sentence of Section 5(a) hereof, and (iii) if applicable, deliver a New Note to the holder hereof as set forth in this Section 5(b).

(c)            Optional Conversion by Company. In the event that the market price per share of the Common Stock, as measured by the average volume-weighted closing stock price per share of the Common Stock on the NYSE MKT (or any other U.S. national securities exchange then serving as the principal such exchange on which the shares of Common Stock are listed) for any twenty (20) trading days in any period after January 1, 2016 of thirty (30) consecutive trading days, reaches the level of $30.10 (as adjusted, mutatis mutandis, pursuant to the adjustment principles set forth in Section 5(f) infra) (the “Optional Conversion Threshold”), then the Company shall have the right, but not the obligation, to effect, without the consent of any holder of a Note, the Conversion of the entire outstanding principal balance of all of the Notes, and no lesser portion thereof, into shares of Common Stock at the Conversion Price as in effect at the effective time of such Conversion (including as adjusted as provided in Section 5(f) hereof). Upon such Conversion, the entire amount of accrued and unpaid interest (and all other amounts owing) under this Note through the effective date of Conversion shall be immediately due and payable in cash to the holder of this Note. In addition, if the Conversion effected pursuant to this Section 5(c) occurs prior to the third anniversary of the Closing Date, the entire amount of the interest under this Note through said third anniversary that is forgone by the holder of this Note as a result of the occurrence of this Conversion shall also be immediately due and payable in cash to said holder.

(d)           Manner of Effecting Section 5(c) Conversion. The Company may exercise the right provided in Section 5(c) hereof by delivering a written notice of exercise (which shall include in reasonable detail the Company’s bases for concluding that the Optional Conversion Threshold has been attained) (the “Company Conversion Notice”), in accordance with the provisions of Section 11.1 of the Purchase Agreement, to the holder of each Note not less than fifteen (15) calendar days prior to the effective date of the subject Conversion, which effective date may not be more than sixty (60) calendar days after the date that the Optional Conversion Threshold was attained, as set forth in the Company Conversion Notice, and in such event the Conversion shall be deemed to have been effected at the close of business on the date such Company Conversion Notice is given. Any failure by the Company, on any individual occasion of attaining the Optional Conversion Threshold, to effect a Conversion pursuant to Sections 5(c) and 5(d) hereof shall in no way affect any future right of the Company to effect such a Conversion on a subsequent date, assuming that all of the conditions to effecting such a Conversion are separately satisfied as of such subsequent date. Upon any Conversion of this Note pursuant to Section 5(c) hereof, the rights of the holder hereof with respect to the outstanding principal thereby converted shall cease, and the holder hereof shall thereupon be deemed to have become the holder of record of the shares of Common Stock (or other securities) into which this Note shall have been converted. Upon receipt of the Company Conversion Notice, the holder hereof shall surrender this Note to the Company, and the Company shall thereupon (i) deliver to or upon the written order of the holder hereof a certificate or certificates for the number of shares of Common Stock (or other securities) issuable upon such Conversion, and (ii) make a cash payment to the holder in respect of any fraction of a share as provided in Section 5(e) hereof and in the amount required pursuant to the last two sentences of Section 5(c) hereof.

(e)            Fractional Shares. No fractional shares shall be issued upon any Conversion. Instead of any fractional share which would otherwise be issuable upon a Conversion, the Company shall pay a cash amount to the holder of this Note in respect of such fractional share in an amount based upon (i) the closing price of the Common Stock on the trading day immediately preceding the date of such Conversion on the principal national securities exchange on which the Common Stock is then listed, or (ii) if the Common Stock is not then so listed, the current fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Company.

(f)            Adjustments. The Conversion Price and the aggregate number and nature of the securities issuable upon the exercise of this Note (the “Conversion Rate”) shall be subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 5(f), as follows.

If the Company:

(1)             pays a dividend or makes any other distribution on the Common Stock in shares of the Common Stock or other capital stock of the Company; or

(2)             subdivides, combines or reclassifies the outstanding shares of Common Stock;

then, in each case, the Conversion Rate and the Conversion Price in effect immediately prior to such action shall be proportionately adjusted so that the holder of this Note may upon payment of the same aggregate Conversion Price payable immediately prior to such action receive the aggregate number and kind of shares of capital stock of the Company which the holder would have owned immediately following such action if this Note had been converted immediately prior to such action.

Any such adjustment shall become effective immediately after the record date of such dividend or distribution or the effective date of such subdivision, combination or reclassification.

If after an adjustment the holder of this Note upon conversion of this Note may receive shares of two or more classes of capital stock of the Company, the Board of Directors of the Company shall determine the allocation of the adjusted Conversion Price between the classes of capital stock. After such allocation, the Conversion Rate and the Conversion Price of each such class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Section 5(f).

Such adjustment shall be made successively whenever any event listed above shall occur.

In the event of any such adjustment, a Financial Officer of the Company shall, within three (3) Business Days thereof, notify the holder of this Note, in accordance with the provisions of Section 11.1 of the Purchase Agreement, of such adjustment and, in reasonable detail, the method of computing the adjusted Conversion Rate and the adjusted Conversion Price.

(g)           Registration Rights. Pursuant to Section 11.15 of the Purchase Agreement, all of the shares of Common Stock issuable upon a Conversion pursuant to this Section 5 (as well as upon a Conversion pursuant to Section 6 hereof) shall have the benefit of registration rights on the terms set forth in the Registration Rights Agreement.

(h)           Pre-Conversion Dividends. Upon the occurrence of any Conversion pursuant to this Section 5 (as well as upon a Conversion pursuant to Section 6 hereof), the Company shall, within three (3) Business Days thereof, pay to the holder of this Note (x) the sum of the applicable per share amounts of each cash dividend and other cash distribution paid by the Company with respect to all shares of Common Stock during the period commencing on the Closing Date and ending on the effective date of such Conversion, as if such Conversion had occurred immediately prior to the record date for said dividend or other distribution at the Conversion Price in effect immediately prior to said record date, (y) less the amount of all interest paid by the Company under this Note prior to the date of said dividend or distribution.

6.            Change in Control. Notwithstanding any other provision of this Note, upon the occurrence of one or more events constituting a Change in Control, and on each such occasion during the term of this Note, the holders holding a majority of the outstanding principal balance of the Notes (the “Electing Holders”) shall have the right, in their sole and absolute discretion, by written election, to either (i) cause each of the outstanding Notes, and all amounts of unpaid principal, accrued but unpaid interest and other amounts owing thereunder, to become immediately due and payable in full simultaneously with such occurrence; (ii) cause the entire unpaid principal balance of each outstanding Note to be converted as of the logical instant immediately prior to such occurrence into shares of the Common Stock at a conversion price per share equal to the Conversion Price as then in effect, with the entire amount of accrued but unpaid interest and other amounts owing under each Note becoming immediately due and payable in cash to the holder of said Note; or (iii) cause the outstanding Notes, and all of the terms and provisions thereof, to continue in full force and effect notwithstanding the occurrence of said Change in Control. The Company shall provide each holder of a Note written notice of any contemplated Change in Control, specifying with reasonable particularity the nature, terms and contemplated timing thereof, not less than fifteen (15) Business Days prior to the scheduled or first anticipated date of the consummation thereof. The holders of the Notes shall have ten (10) Business Days from the date such notice is given to respond to the Company in writing with respect to electing the option set forth in either clause (i), (ii) or (iii) supra. In the event that the Electing Holders fail to make timely any such election, they will be deemed to have made the election set forth in clause (iii). In the event that the Electing Holders elect the option set forth in clause (i) or (ii), the Company shall promptly take all necessary and desirable actions to effectuate the full payment, or entire conversion of the aggregate principal balance, as applicable, of all of the Notes.

7.            Events of Default. If an Event of Default shall occur and be continuing, the principal of this Note may be declared, or may automatically become, due and payable in the manner and with the effect provided in the Purchase Agreement.

8.            Amendments, Modifications and Waivers. The Purchase Agreement permits, with certain exceptions as therein provided, the amendment thereof and of the Notes and the modification of the rights and obligations of the Company and certain rights of the Noteholders under the Purchase Agreement and the Notes at any time by the Company with the consent of the Required Holders. The Purchase Agreement also contains provisions permitting the Required Holders, on behalf of the Noteholders of all the Notes, to waive compliance by the Company with certain provisions of the Purchase Agreement and of the Notes and past defaults under the Purchase Agreement and their consequences. Any such consent or waiver shall be conclusive and binding upon such Noteholder and upon all future Noteholders of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

9.            Restrictions on Transfer; Registration of Transfer. This Note is subject to restrictions on transfer as set forth in the Purchase Agreement. As provided in the Purchase Agreement and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the principal offices of the Company, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the holder hereof or its attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations authorized under the Purchase Agreement. As provided in the Purchase Agreement and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the Noteholder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange.

Prior to due presentment of this Note for registration of transfer as permitted by the terms of the Purchase Agreement, the Company and any agent of the Company may treat the person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

10.          Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its shares of Common Stock (or other class of its securities into which this Note may be converted), other than a cash dividend or distribution as referenced in Section 5(h) hereof, whether in property, stock or other securities (including, without limitation, stock or other securities of any subsidiary of the Company, whether in connection with a spin-off of such subsidiary, or otherwise); (b) to offer rights for subscription pro rata to the holders of any class securities into which this Note may be converted; (c) to effect any reclassification or recapitalization of any class of securities into which this Note may be converted; or (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall give the holder of this Note (x) at least fifteen (15) days’ prior written notice of the date on which a record will be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of the applicable securities will be entitled thereto) or for determining the rights, if any, of holders of such securities to vote in respect of the matters referred to in (c) and (d) above; and (y) in the case of the matters referred to in (c) and (d) above at least fifteen (15) days’ prior written notice of the date when the same will take place (and specifying the date on which the holders of the applicable securities will be entitled to exchange such securities for securities or other property deliverable upon the occurrence of such event).

11.          Miscellaneous. All terms used in this Note which are defined in the Purchase Agreement and not otherwise defined in this Note shall have the meanings respectively assigned to them in the Purchase Agreement.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

The terms and conditions of this Second Amended and Restated Convertible Promissory Note are acknowledged and agreed to by Holder as of November 9, 2020:

HOLDER

By:
Name:
Title: